UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: December 7, 2005
(Date of earliest event reported)

ARLINGTON HOSPITALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15291 (Commission File No.)	36-3312434 (IRS Employer Identification No.)
2355 South Arlington Heights Road
Suite 400
Arlington Heights, Illinois 60005
(Address of Principal Executive Offices)
(847) 228-5400
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.
     Pursuant to Section 363 of the U.S. Bankruptcy Code, the auction for the sale of substantially all of the assets of Arlington Hospitality, Inc. and its subsidiaries and affiliates (the “Debtor”) commenced and was concluded on November 28, 2005. At the conclusion of the auction, Sunburst Hotel Holdings, Inc. and certain of its affiliates (collectively, “Sunburst”) was the successful bidder for substantially all of Debtor’s assets, and SJB Equities, Inc. and its affiliates (collectively, “SJB”) was the successful bidder for certain assets which are not to be purchased by Sunburst. For the sale of the assets, Debtor entered into separate asset purchase agreements with Sunburst and SJB. Pursuant to the respective purchase agreement, (1) Sunburst agrees to purchase substantially all of the assets of Debtors and assume certain agreements including the development agreement, royalty sharing agreement, and individual hotel franchise agreements between Arlington and affiliates of Cendant (the “Cendant Agreements”) but excluding those assets being purchased and contracts being assumed by SJB and excluding Arlington’s corporate headquarters office building; and (2) SJB agrees to purchase ownership interests in four hotel joint ventures, and assume certain contracts and agreements, including the construction contracts for an AmeriHost Inn hotel being built in Columbus, Ohio. The total consideration for the sale of the assets, and the assumption of the agreements pursuant to the purchase agreements, is approximately $32.4 million, comprised of $9.6 million in cash and the assumption of mortgage debt of approximately $22.8 million on the hotel assets to be purchased. Consummation of the transactions contemplated by each purchase agreement is subject to certain closing conditions as set forth in the respective purchase agreements, and is expected to occur within the next 30 days. On December 7, 2005, the Court approved the sale of the Debtor’s assets to Sunburst and SJB. In addition, Cendant Corporation (NYSE: CD) has consented to Arlington’s assignment of, and Sunburst’s assumption of, the Cendant Agreements.
     Debtor is in the process of evaluating claims, and attempting to sell its corporate headquarters office building, so that it may propose a liquidation plan to the Court as soon as practicable after the closing of the purchase agreements. It is unlikely that shareholders of Arlington will receive a cash distribution pursuant to any liquidation plan since any remaining cash will be used to settle creditors’ claims and pay administrative costs of the bankruptcy proceeding.
     The Asset Purchase Agreement by and between Debtor and Sunburst was previously filed as Exhibit 2.1 of the Form 8-K for Arlington Hospitality, Inc. filed on October 31, 2005. Amendment No. 1 to the Asset Purchase Agreement by and between Debtor and Sunburst is attached hereto as Exhibit 2.1. The Joint Venture Purchase Agreement by and among Debtor and SJB and its affiliates is attached hereto as Exhibit 2.2. Amendment No. 1 to the Joint Venture Purchase Agreement by and among Debtor and SJB and its affiliates is attached hereto as Exhibit 2.3. Arlington Hospitality Inc.’s press release dated December 12, 2005 announcing, among other things, the sale of its assets is attached hereto as Exhibit 99.1. A complete listing of all motions filed and orders issued in the bankruptcy case may be accessed through the United States Bankruptcy Court for the Northern District of Illinois pacer system (https://ecf.ilnb.uscourts.gov/) using case number 05-B34885 and associated cases.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective December 16, 2005, Mr. Stephen K. Miller, Interim President and Chief Executive Officer, will step down from his positions with Arlington Hospitality, Inc. and its affiliates, having fulfilled his duties with the successful conclusion of the auction for the company’s assets. Effective immediately upon Mr. Miller’s departure, Mr. James B. Dale, Senior Vice President and Chief Financial Officer, will be promoted to serve as Acting President and Chief Executive Officer in addition to his positions as Chief Financial Officer and Senior Vice President. Mr. Dale has served as Arlington’s Chief Financial Officer and Senior Vice President since 1998.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits.

Exhibit	Description
2.1	Amendment No. 1 to the Asset Purchase Agreement by and among Arlington Hospitality Inc. and certain affiliates and Sunburst Hotel Holdings, Inc. and certain affiliates dated as of November, 2005.
2.2	Joint Venture Purchase Agreement by and among Arlington Hospitality Development, Inc., Arlington Inns of America, Inc., SJB Equities, Inc., SJB Development, Inc., and SJB Properties, Inc. dated as of November 2005.
2.3	Amendment No. 1 to Joint Venture Purchase Agreement by and among Arlington Hospitality Development, Inc., Arlington Inns of America, Inc., SJB Equities, Inc., SJB Development, Inc., and SJB Properties, Inc. dated as of November 2005.
99.1	Press Release of Arlington Hospitality, Inc. dated December 12, 2005.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DATE: December 13, 2005

Arlington Hospitality, Inc. (Registrant)
By:	/s/ Stephen K. Miller
Stephen K. Miller
Interim Chief Executive Officer

By:	/s/ James B. Dale
James B. Dale
Senior Vice President and Chief Financial Officer

Exhibit index

Exhibit	Description
2.1	Amendment No. 1 to the Asset Purchase Agreement by and among Arlington Hospitality Inc. and certain affiliates and Sunburst Hotel Holdings, Inc. and certain affiliates dated as of November 2005.
2.2	Joint Venture Purchase Agreement by and among Arlington Hospitality Development, Inc., Arlington Inns of America, Inc., SJB Equities, Inc., SJB Development, Inc., and SJB Properties, Inc. dated as of November 2005.
2.3	Amendment No. 1 to Joint Venture Purchase Agreement by and among Arlington Hospitality Development, Inc., Arlington Inns of America, Inc., SJB Equities, Inc., SJB Development, Inc., and SJB Properties, Inc. dated as of November 2005.
99.1	Press Release of Arlington Hospitality, Inc. dated December 12, 2005.